EXHIBIT 99.1

GSI Technology, Inc. Reports First Quarter Fiscal 2023 Results

SUNNYVALE, Calif., July 28, 2022 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its first fiscal quarter ended June 30, 2022.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net revenues	$8,909	$8,731	$8,791
Gross margin (%)	60.2%	58.6%	54.4%
Operating expenses	$9,307	$8,059	$9,143
Operating loss	($3,942)	($2,943)	($4,361)
Net loss	($3,976)	($3,011)	($4,209)
Net loss per share, diluted	($0.16)	($0.12)	($0.17)

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, "Our legacy SRAM business remains stable and continues to fund our APU hardware and software R&D. In the first quarter of fiscal 2023, our gross profit increased by 12% on modest revenue growth compared to the first quarter of fiscal 2022. The rise in gross margin to 60.2% reduced our operating loss from the same quarter a year ago, and, as a result, we narrowed our net loss for the quarter.”

“The team continues to advance APU opportunities on several fronts. Searchium.ai, our SaaS platform that runs on our LEDA boards, is expected to be launched in August for alpha users and is on-track to go live later in calendar 2022. Searchium.ai accelerates Elasticsearch and OpenSearch workloads by 6x and can scale to a billion-vector dataset without losing accuracy. The platform also offers fast vector search, providing high-speed, accurate searches of large vectorized databases of text, images, video and audio. In addition, our pipeline of defense and military POCs and engagements continues to grow. Currently, we have numerous early-stage projects that are in the initial discussions phase. Several of the larger opportunities are with new contacts that arose from our first place win in the MoSIAC challenge.”

“Our current expectations for the second fiscal quarter are net revenues in a range of $8.5 million to $9.5 million, with gross margin of approximately 61% to 63%. We maintain an attractive balance sheet with a surplus of cash and no debt."

First Quarter Fiscal Year 2023 Summary Financials

The Company reported a net loss of $(4.0 million), or $(0.16) per diluted share, on net revenues of $8.9 million for the first quarter of fiscal 2023, compared to a net loss of $(4.2 million), or $(0.17) per diluted share, on net revenues of $8.8 million for the first quarter of fiscal 2022 and a net loss of $(3.0 million), or $(0.12) per diluted share, on net revenues of $8.7 million for the fourth quarter of fiscal 2022.

Gross margin in the first quarter of fiscal 2023 was 60.2%, compared to 54.4% in the prior year quarter and 58.6% in the preceding fourth quarter. The improvement in gross margin was primarily due to changes in product mix sold in the quarter compared to prior periods.

In the first quarter of fiscal 2023, sales to Nokia were $1.3 million, or 14.7% of net revenues compared to $3.8 million, or 42.7% of net revenues, in the same period a year ago and $2.0 million, or 23.1% of net revenues in the prior quarter. First quarter fiscal 2022 net revenues included orders for buffer stock shipped to Nokia amounting to approximately $1.1 million that were made in anticipation of continued market tightness.

Military/defense sales were 22.3% of first quarter shipments compared to 20.0% of shipments in the comparable period a year ago and 22.3% of shipments in the prior quarter. SigmaQuad sales were 44.8% of first quarter shipments compared to 63.6% in the first quarter of fiscal 2022 and 47.6% for the previous quarter.

Total operating expenses in the first quarter of fiscal 2023 were $9.3 million, compared to $9.1 million in the first quarter of fiscal 2022 and $8.1 million in the prior quarter. Research and development expenses were $6.6 million, compared to $6.1 million in the prior year period and $6.5 million in the prior quarter. Selling, general and administrative expenses were $2.7 million in the quarter ended June 30, 2022, compared to $3.0 million for the previous year quarter and $1.5 million in the previous quarter.

First quarter fiscal 2023 operating loss was $(3.9 million) compared to $(4.4 million) in the prior year period and $(2.9 million) in the prior quarter.

First quarter fiscal 2023 net loss included interest and other expense of $26,000 and a tax provision of $60,000, compared to interest and other expense of $(20,000) and a tax benefit of $(172,000) in the prior year. In the preceding fourth quarter, net loss included interest and other expense of $(47,000) and a tax provision of $21,000.

Total first quarter pre-tax stock-based compensation expense was $638,000 compared to $823,000 in the comparable quarter a year ago and $714,000 in the prior quarter.

At June 30, 2022, the Company had $41.5 million in cash, cash equivalents, and short-term investments and $875,000 in long-term investments, compared to $44.0 million in cash, cash equivalents, and short-term investments and $3.3 million in long-term investments at March 31, 2022. Working capital was $44.8 million as of June 30, 2022, versus $45.8 million at March 31, 2022, with no debt. As of June 30, 2022, stockholders' equity was $61.3 million compared to $64.5 million as the fiscal year ended March 31, 2022.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2022 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 28, 2022. To listen to the teleconference, please call toll-free 1-877-407-3982 in the U.S. or 1-201-493-6780 for international approximately 10 minutes before the above start time and provide Conference ID 13731441. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI's resources are focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-I, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity (including the ongoing COVID-19 global pandemic and the governmental and regulatory actions relating thereto); the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 global pandemic. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

Source: GSI Technology, Inc.

Company

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Investor Relations
Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Ricca Silverio
(415) 348-2724
gsi@finnpartners.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021

Net revenues	$8,909	$8,731	$8,791
Cost of goods sold	3,544	3,615	4,009

Gross profit	5,365	5,116	4,782

Operating expenses:

Research & development	6,619	6,510	6,103
Selling, general and administrative	2,688	1,549	3,040
Total operating expenses	9,307	8,059	9,143

Operating loss	(3,942)	(2,943)	(4,361)

Interest and other income, net	26	(47)	(20)

Loss before income taxes	(3,916)	(2,990)	(4,381)
Provision (benefit) for income taxes	60	21	(172)
Net loss	($3,976)	($3,011)	($4,209)

Net loss per share, basic	($0.16)	($0.12)	($0.17)
Net loss per share, diluted	($0.16)	($0.12)	($0.17)

Weighted-average shares used in
computing per share amounts:

Basic	24,523	24,484	24,095
Diluted	24,523	24,484	24,095

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	June 30,	March 31,	June 30,
	2022	2022	2021

Cost of goods sold	$60	$56	$70
Research & development	351	372	470
Selling, general and administrative	227	286	283
	$638	$714	$823

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2022	March 31, 2022
Cash and cash equivalents	$33,533	$36,971
Short-term investments	7,928	6,992
Accounts receivable	4,309	4,518
Inventory	4,780	4,655
Other current assets	1,809	1,555
Net property and equipment	7,234	7,359
Long-term investments	875	3,345
Other assets	11,201	11,027
Total assets	$71,669	$76,422

Current liabilities	$7,569	$8,861
Long-term liabilities	2,835	3,110
Stockholders' equity	61,265	64,451
Total liabilities and stockholders' equity	$71,669	$76,422